Exhibit 11

Statement Regarding the Computation of Basic and Diluted Per Share Earnings

                                                              1999           1998            1997
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
Basic EPS weighted-average shares outstanding              11,719,983     11,561,232     11,496,668
Effect of dilutive securities-stock options                   233,929        309,731        241,044
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Diluted EPS weighted-average shares outstanding            11,953,912     11,870,963     11,737,712
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